Exhibit 99.1

INSPIRED REPORTS FIRST QUARTER 2022 RESULTS

●	First Quarter Revenue increased 166% to $60.6 million from $22.8 million in prior year
●	Full recovery in Gaming and Leisure Revenue, as business returned to pre-COVID-19 levels
●	Virtual Sports Revenue increased 84% year-over-year for a record quarter
●	First Quarter Net Income increased to $1.5 million from a Net Loss of $16.7 million in prior year
●	First Quarter Adjusted EBITDA[1] increased 418% to $20.1 million from $3.9 million in prior year
●	Based on long-term outlook of the Company, board of directors approves $25 million share repurchase program
●	Significant online market expansion with Interactive launching in Connecticut (first quarter) and both Interactive and Virtual Sports launching in Ontario (second quarter)
●	Secured 720-Unit Valor™ terminal order in Canada

New York, New York, May 10, 2022 - Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE), a leading B2B provider of gaming content, systems and solutions, today reported unaudited financial results for the three-month period ended March 31, 2022. The results reflect a strong start to the year, supported by the recovery in the Gaming and Leisure segments and the growth in the Company’s aggregate online business.

●	Total Revenue increased 166% to $60.6 million in the three months ended March 31, 2022, on a reported basis[2], compared to $22.8 million in the prior-year period when the Company’s worldwide land-based businesses were almost entirely closed due to the COVID-19 global pandemic (“COVID-19 Closures”).
●	Gaming Revenue increased 123% year-over-year to $24.1 million and Leisure Revenue increased to $19.6 million, from $0.5 million in the prior year, as recurring revenues returned to pre-COVID-19 performance levels and Leisure benefited from an extended holiday season.
●	Virtual Sports Revenue increased 84% year-over-year to a record $11.6 million, as retail customers returned for the whole period and Online Virtual Sports delivered a 54% increase.
●	Interactive Revenue growth was impacted in the quarter by a re-deployment of resources to new market launches. Following these launches and new content introductions toward the end of the quarter, growth trends resumed in the second quarter to date.
●	Net Income improved to $1.5 million in first quarter 2022, or $0.06 per basic share and $0.05 per diluted share, from a net loss of $16.7 million, or $(0.74) per basic and diluted share, in the prior-year period.
●	Adjusted EBITDA increased 418% to $20.1 million in first quarter 2022 from $3.9 million in the prior-year period.
●	Adjusted EBITDA Margin[1] improved to 33% in first quarter 2022 compared to 17% in first quarter 2021.

1 “Adjusted EBITDA” and “Adjusted EBITDA Margin” are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table. Adjusted EBITDA Margin is calculated as a percent of Revenue.

2 Reported income statement results assume GBP:USD exchange rate was 1.34 for the three months ended March 31, 2022 and GBP 1.38: USD 1.00 for the three months ended March 31, 2021.

Summary of Consolidated First Quarter 2022 Financial Results (unaudited)

	Three Months					Functional
	Ended				Currency	Currency
	March 31		Change		Movement	Growth
	2022[3]	2021[3]	(%)		2022	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$60.6	$22.8	166%		$(1.7)	173%
Net operating income (loss)	$6.9	$(12.2)	NM	[2]	$(0.2)	NM	[2]
Net income (loss)	$1.5	$(16.7)	NM	[2]	$2.9	NM	[2]
Net income (loss) per basic share	$0.06	$(0.74)	NM	[2]
Net income (loss) per diluted share	$0.05	$(0.74)	NM	[2]
Non-GAAP Financial Measures[1]:
Adjusted EBITDA	$20.1	$3.9	418%		$(0.5)	430%

1Reconciliation to GAAP shown below.

2Percentage change is not meaningful.

3 Results included payments from UK Licensed Betting Operator (“LBO”) customers related to our contractual revenue share of their value-added tax (“VAT”) rebate. VAT-related revenue and income was $0.9 million for the three months ended March 31, 2022 and $3.1 million for the three months ended March 31, 2021.

“We have had a strong start to the year, generating year-over-year revenue growth across our business units, while also laying the groundwork for the long-term growth and profitability of our business,” said Lorne Weil, Executive Chairman of Inspired. “Our Gaming and Leisure results were particularly strong, demonstrating the full recovery of our land-based customers, as Gaming recurring revenues returned to pre-COVID-19 levels and Leisure benefited from an extended holiday season. Our Virtual Sports experienced a record quarter with an impressive 54% year-over-year increase in Online Virtuals on difficult comparatives.”

Weil continued, “We continue to be encouraged by the trends and demand in our online and land-based businesses and remain extremely excited about our North American strategic growth initiatives. In the first quarter, we laid the groundwork to launch iGaming and Virtual Sports in multiple new markets, including Connecticut (first quarter) and Ontario (second quarter). While this focus resulted in a slight delay in new content introductions, we believe this investment will lay the foundation for significant future growth, beginning in the current quarter as content has resumed its previous pace of introduction and we have seen a corresponding impact on results. Our Virtual Sports business continues to establish record performance with retail venues returning to operation and online well ahead of a year ago, as Ontario is proving to be our best North American market to date for Virtual Sports. The North American online market remains a tremendous opportunity for Inspired, and we expect to continue to progress on the same growth trajectory with the continued addition of new customers and markets in the second half of the year. In addition, our Valor™ terminal consistently impresses in North America as was evident in our recent 720-unit Valor terminal award from Western Canada Lottery Corporation.”

“We are pleased with the overall progress of our business and are confident in our long-term growth prospects. Our higher margin Virtual Sports and Interactive segments delivered 48% of our combined segment Adjusted EBITDA3, in a strong retail quarter, and we believe this will continue to be a tremendous driver of revenue growth, margin expansion and asset utilization. With our enlarged digital business, growing position in North America and our ongoing focus on delivering superior content, we believe our business remains in good standing for the future,” Weil concluded.

3 Includes segment level Adjusted EBITDA (Interactive + Virtual Sports + Leisure + Gaming) and excludes Corporate.

Summary of First Quarter 2022 Segment Financial Results (unaudited)

	Revenue			Adjusted EBITDA[1]			Adjusted EBITDA Margin[1]
(In $ millions)	Q1 2022[3]	Q1 2021[3]	%	Q1 2022[3]	Q1 2021[3]	%	Q1 2022[3]	Q1 2021[3]
Segments
Interactive	$5.3	$5.2	2%	$2.9	$3.4	(15%)	54%	65%
Virtual Sports	11.6	6.3	84%	9.4	4.9	90%	81%	78%
Leisure	19.6	0.5	NM [2]	2.5	(3.4)	NM [2]	13%	NM [2]
Gaming (ex VAT)[3]	23.2	7.7	202%	9.9	0.1	NM [2]	43%	1%
Corporate	-	-	-	(5.5)	(4.2)	(30%)	-	-
Total Company (ex VAT)[3]	$59.6	$19.7	203%	$19.2	$0.8	NM [2]	32%	4%
Gaming VAT[3]	0.9	3.1	(70%)	0.9	3.1	(70%)	100%	99%
Total Company (including VAT)[3]	$60.6	$22.8	166%	$20.1	$3.9	418%	33%	17%

1 Reconciliation to US GAAP shown below

2 Percentage change is not meaningful

3 VAT-related revenue and income was $0.9 million for the three months ended March 31, 2022 and $3.1 million for the three months ended March 31, 2021.

Stewart Baker, Executive Vice President and Chief Financial Officer, stated, “Based on the long-term outlook of the Company, along with the strength of our balance sheet, today our board of directors has approved a share repurchase program that will allow us to opportunistically buy back up to $25 million of our common stock at the same time as we continue to invest in the growth of our business. We believe we are in a strong financial position, and this repurchase authorization could provide an attractive return on capital. We will continue to be disciplined in our approach to capital deployment, while also focused on executing on our strategic plan to deliver profitable growth, increase cash flows and maximize shareholder value.”

Recent Highlights (as of May 10, 2022)

Corporate

●	Share Repurchase Program – The Inspired board of directors today approved a share repurchase program to purchase up to $25 million of our common stock. Under the program, Inspired may purchase shares on a discretionary basis from time to time through open market purchases, privately negotiated transactions or other means, including through Rule 10b5-1 trading plans under the Securities Exchange Act of 1934, as amended. The timing and amount of future repurchases will be subject to the discretion of Inspired based on market conditions and other opportunities that Inspired may have for the use or investment of its cash balances. The share repurchase program does not obligate the Company to repurchase any specific number of shares and it may be modified, suspended or terminated at any time by the board of directors without prior notice.

Interactive

●	New Customers – Interactive content was launched with eight new operator brands during first quarter 2022, including Superbet in Romania, DraftKings in Connecticut, Goldbet in Italy and Rush Street in Michigan.

●	New Jurisdictions – In first quarter 2022, our Interactive games went live with DraftKings in Connecticut. Subsequent to the end of the quarter, we launched our Interactive content in Ontario and are now live with eight operator brands. Ontario is Canada’s largest province with a population of 14 million people, which is more substantial than any of Inspired’s North American jurisdictions.
●	New Content – Eight new games were launched during first quarter 2022 across the estate, including Reel LinKing™ and Gold Cash Big Spins, which went live late in the quarter and should have a strong impact in second quarter 2022.

Virtual Sports

●	Retail and Online Virtual Sports Agreements – During first quarter 2022, Inspired signed a contract with Scientific Games for content to be licensed to the Netherlands Lottery, as well as new contracts with Goldbet in Italy, Playport in Minnesota, Kansas and Wisconsin and Leisure Sports in Sri Lanka. Contract term extensions were signed with Sisal in Italy, Niké, spol. S r.o in Slovakia and a license for new territories with Kaizen Gaming. Entain signed an extension to add multiple new channels of Virtual Sports, including Women’s Soccer, to Ladbrokes and Coral brands.
●	Online Virtual Plug & Play™ (“VPP”) Launches – During first quarter 2022, Inspired launched VPP with Napoleon in Belgium and Mozzartbet in Serbia.
●	New Products – Sisal launched Multi-Stream Matchday™ in Italy, which is a new product that allows eight simultaneous soccer games to be streamed at the same time.
●	New Retail Deployment – Fortuna expanded their self-service betting terminals (SSBT) into Croatia with an initial 200 units in January 2022 and another 1,000 to follow in the year.

Gaming

●	36 Valor™ Sales in Illinois – This sale of 36 units brings total Valor™ terminal sales in Illinois since launch to 764. The Company has commitments to sell 61 additional units in Illinois in second quarter 2022.
●	720 Valor Sales to WCLC – Subsequent to the end of the quarter, Inspired secured its second machine order from Western Canada Lottery Corporation for a further 720 Valor™ terminals expected to be delivered in fourth quarter 2022. This sale of 720 units brings total terminal sales in Saskatchewan to 820.
●	$0.9 Million Payment on VAT Tax Rebate – Inspired received $0.9 million from one of our customers during first quarter 2022 related to our contractual revenue share of the customer’s UK VAT rebate. In the prior-year period, Inspired received $3.1 million in VAT-related revenue and income.
●	Addition of Dominican Republic Lottery System – The Company’s newly acquired lottery systems contract in the Dominican Republic generated $1.3 million of revenue in first quarter 2022.

Leisure

●	New Pubs Content – Centurion™, Gold Cash Freespins™ and Party Time Pub Addition™ were deployed across the pub estate during first quarter 2022, demonstrating the commitment to leverage Inspired’s successful game portfolio for the pub sector.
●	Holiday Parks – During first quarter 2022, we added five new parks to our holiday parks portfolio and benefited from some parks opening early for the February half-term school holiday.

Overview of First Quarter 2022 Results Versus First Quarter 2021 on a Reported Basis

Total Revenue increased 166% year-over-year to $60.6 million in the three months ended March 31, 2022, on a reported basis, compared to $22.8 million in the prior-year period reflecting the strong recovery in the Gaming and Leisure segments following customers’ retail venues reopening after COVID-19 lockdowns and continued growth in the Virtual Sports segment. This was partly offset by $1.7 million in currency movements.

Interactive Revenue grew 2% year-over-year to $5.3 million. Growth was impacted in first quarter 2022 by a re-deployment of resources to new market launches. Following these launches and new content introductions toward the end of the quarter, growth trends resumed in the second quarter to date. Over the two-year period, Interactive revenue increased 149% from $2.1 million in first quarter 2020. Interactive segment operating income was $2.1 million, primarily due to the increase in cost of sales and third-party platform provider costs as well as an increase in SG&A expenses driven by the investment in the segment to help drive revenues. Interactive Adjusted EBITDA was $2.9 million, down from $3.4 million in the prior-year period, and an increase of 291% from first quarter 2020 Adjusted EBITDA of $0.7 million.

Virtual Sports Revenue increased to a record $11.6 million in first quarter 2022, from $6.3 million in the prior-year period, primarily due to a $3.0 million increase in Online Virtuals, driven by growth from existing customers, and an increase in recurring Retail Virtuals of $2.4 million due to retail venues being open for the whole of the period compared to the prior-year period. Virtual Sports Segment Operating Income was $8.7 million, which compares favorably to $3.7 million in first quarter 2021 primarily due to the increase in revenue, partly offset by the increase in Cost of Sales and SG&A expenses driven by increased staff costs, as staff returned from furlough, and technology costs driven by the growth of Online Virtuals. Virtual Sports Adjusted EBITDA increased to $9.4 million from $4.9 million in first quarter 2021.

Gaming Service Revenue increased $15.5 million year-over-year due to Inspired’s retail recurring revenues returning to pre-COVID performance levels in first quarter 2022 and the addition of the Company’s newly acquired lottery systems contract in the Dominican Republic ($1.3 million), partly offset by a $2.2 million decrease in VAT-related revenue. Gaming Product Revenue decreased by $2.2 million driven by $1.7 million of Valor terminal sales in Canada in the prior-year period and $0.5 million of lower sales in Italy. Gaming Segment Net Income for first quarter 2022 increased to $6.7 million from a loss of $3.6 million in the prior-year period due to an increase in service revenue, a $2.0 million decrease in depreciation and amortization from software being fully amortized and a $0.9 million gain from the sale of part of the Italian VLT operations. This was partly offset by an increase in Cost of Sales of $2.9 million and an increase of $2.7 million in SG&A as all staff returned from furlough. Gaming Adjusted EBITDA increased to $10.8 million from $3.2 million in first quarter 2021.

Leisure Revenue increased to $19.6 million in first quarter 2022 from $0.5 million in first quarter 2021 when all customers’ retail venues were closed. Revenue from pubs, holiday parks and motorway services was higher as a result of increased travel within the UK, which we believe resulted in (i) a significant number of holiday park locations opening early for the February half-term school holiday and (ii) increasing volume of road transport, which lead to a strong first quarter for our MSA segments. Revenue generated in first quarter 2022 from holiday park customers was $3.3 million, MSA customers was $4.3 million and pub customers was $9.3 million. There was no revenue from these segments in the prior-year period. Digitization of the pub estate has continued with further digital machines placed in the quarter taking digital penetration to 79%. Leisure Segment Operating Loss improved to $1.4 million from a loss of $7.7 million. Leisure Adjusted EBITDA improved to $2.5 million from a loss of $3.4 million in first quarter 2021.

Total Company Selling, General and Administrative expenses increased to $29.6 million from $15.2 million in the prior-year period. This $14.4 million increase was driven by all staff returning from furlough and return to full pay for the whole period ($12.2 million), partly offset by higher labor capitalization ($1.7 million), which increased for the same reasons, and favorable currency movements of $0.7 million.

Net Income during the quarter increased to $1.5 million compared to a net loss of $16.7 million in the prior-year period primarily due to the increase in net operating income ($19.1 million), the change in fair value of warrant liability in the prior-year period ($3.0 million) and a decrease in net interest expense ($2.1 million).

Total Company Net Cash Provided by Operating Activities Less Capital Expenditures during the quarter was an outflow of $5.8 million, due to increased inventory levels and higher spend on property and equipment and capital software. This was an improvement from an outflow of $6.8 million in the prior-year period.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. This does not include any adjustments related to COVID-19.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP:USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a functional currency at constant rate basis.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 8:00 a.m. ET /1:00 p.m. UK on Wednesday, May 11, 2022 to discuss the Company’s financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-844-746-0725 (US) or 1-412-317-5264 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay of the call: A telephone replay of the call will be available one hour after the conclusion of the call until May 18, 2022 by dialing 1-877-344-7529 (US) or 1-412-317-0088 (International), via replay access code 9945461. A replay of the webcast will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for approximately 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; interactive games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 terminals. Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to bring certain of our products to customers in the various markets in which we operate and execute on our strategic plan, statements regarding expectations with respect to potential new customers and statements regarding our anticipated financial performance. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2021, which is available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

For Investors

IR@inseinc.com

+1 646 565-6938

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Cash	$40.8	$47.8
Accounts receivable, net	33.0	31.7
Inventory, net	28.9	16.9
Prepaid expenses and other current assets	28.6	29.7
Corporate tax and other current taxes receivable	0.6	0.3
Total current assets	131.9	126.4

Property and equipment, net	48.5	50.9
Software development costs, net	36.1	35.6
Other acquired intangible assets subject to amortization, net	17.2	18.9
Goodwill	80.7	82.7
Operating lease right of use asset	9.3	10.1
Other assets	8.5	7.1
Total assets	$332.2	$331.7

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$24.3	$20.8
Accrued expenses	38.1	32.6
Corporate tax and other current taxes payable	5.3	12.3
Deferred revenue, current	7.2	7.7
Operating lease liabilities	3.0	3.3
Other current liabilities	4.0	3.9
Current portion of finance lease liabilities	0.8	0.9
Total current liabilities	82.7	81.5

Long-term debt	302.2	309.0
Finance lease liabilities, net of current portion	1.9	1.9
Deferred revenue, net of current portion	6.4	6.8
Operating lease liabilities	6.9	7.4
Other long-term liabilities	2.6	3.1
Total liabilities	402.7	409.7

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 26,880,622 shares and 26,433,562 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	—	—
Additional paid in capital	375.0	372.3
Accumulated other comprehensive income	47.1	43.8
Accumulated deficit	(492.6)	(494.1)
Total stockholders’ deficit	(70.5)	(78.0)
Total liabilities and stockholders’ deficit	$332.2	$331.7

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in millions, except share data)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue:
Service	$57.0	$17.1
Product sales	3.6	5.7
Total revenue	60.6	22.8

Cost of sales, excluding depreciation and amortization:
Cost of service	(11.8)	(2.1)
Cost of product sales	(2.1)	(3.2)
Selling, general and administrative expenses	(29.6)	(15.2)
Acquisition and integration related transaction expenses	(0.1)	(1.4)
Depreciation and amortization	(10.1)	(13.1)
Net operating income (loss)	6.9	(12.2)

Other expense
Interest expense, net	(6.5)	(8.6)
Change in fair value of warrant liability	—	(3.0)
Gain on disposal of business	0.9	—
Other finance income (expense)	0.3	6.4

Total other expense, net	(5.3)	(5.2)

Net income (loss) before income taxes	1.6	(17.4)
Income tax benefit (expense)	(0.1)	0.7
Net income (loss)	1.5	(16.7)

Other comprehensive income (loss):
Foreign currency translation gain (loss)	2.4	(1.1)
Change in fair value of hedging instrument	—	0.6
Reclassification of loss on hedging instrument to comprehensive income	0.2	0.5
Actuarial gains on pension plan	0.7	4.6
Other comprehensive income	3.3	4.6

Comprehensive income (loss)	$4.8	$(12.1)

Net income (loss) per common share – basic	$0.06	$(0.74)
Net income (loss) per common share - diluted	$0.05	(0.74)

Weighted average number of shares outstanding during the period – basic	26,850,326	22,584,609
Weighted average number of shares outstanding during the period – diluted	29,294,973	22,584,609
Supplemental disclosure of stock-based compensation expense
Stock-based compensation included in:
Selling, general and administrative expenses	$(2.8)	$(1.4)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$1.5	$(16.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10.1	13.1
Amortization of right of use asset	0.7	0.6
Stock-based compensation expense	2.8	1.4
Unrealized transactional currency gain/loss on senior bank debt	—	(6.1)
Change in fair value of warrant liability	—	3.0
Reclassification of loss on hedging instrument to comprehensive income	0.2	0.2
Non-cash interest expense relating to senior debt	0.4	1.3
Changes in assets and liabilities:
Accounts receivable	(2.1)	6.7
Inventory	(11.9)	0.7
Prepaid expenses and other assets	0.9	4.3
Corporate tax and other current taxes payable	(7.2)	(8.6)
Accounts payable	4.3	3.0
Deferred revenues and customer prepayment	(0.3)	(4.5)
Accrued expenses	7.1	0.4
Operating lease liabilities	(0.7)	(0.7)
Other long-term liabilities	(0.7)	0.1
Net cash provided by (used in) operating activities	5.1	(2.0)

Cash flows from investing activities:
Purchases of property and equipment	(5.2)	(2.0)
Acquisition of subsidiary company assets	(0.6)	—
Purchases of capital software	(5.1)	(2.8)
Net cash used in investing activities	(10.9)	(4.8)

Cash flows from financing activities:
Repayments of finance leases	(0.1)	(0.2)
Net cash used in financing activities	(0.1)	(0.2)

Effect of exchange rate changes on cash	(1.1)	1.1
Net decrease in cash	(7.0)	(5.9)
Cash, beginning of period	47.8	47.1
Cash, end of period	$40.8	$41.2

Supplemental cash flow disclosures
Cash paid during the period for interest	$0.2	$6.8
Cash paid during the period for income taxes	$—	$—
Cash paid during the period for operating leases	$0.9	$0.3

Supplemental disclosure of noncash investing and financing activities
Property and equipment acquired through finance lease	$—	$1.3
Property and equipment transferred to inventory	$0.6	$—

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	For the Three-Month Period ended
	Unaudited	Unaudited
	Mar 31,	Mar 31,
(In millions)	2022	2021
Net income (loss)	$1.5	$(16.7)
Items Relating to Discontinued Activities:
Pension charges	0.1	0.2

Items outside the normal course of business:
Acquisition and integration related transaction expenses	0.1	1.4

Stock-based compensation expense	2.8	1.4

Depreciation and amortization	10.1	13.1
Interest Expense net	6.5	8.6
Change in fair value of warrant liability	-	3.0
Other finance expenses / (income)	(0.3)	(6.4)
Income tax	0.1	(0.7)
Adjusted EBITDA	$20.1	$3.9

Adjusted EBITDA	£15.0	£2.8

Exchange Rate - $ to £	1.34	1.37

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

(Unaudited)

Three Months Ended March 31, 2022

(In millions)	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
Net gain (loss)	$6.7	$8.7	$2.1	$(1.4)	$(14.5)	$1.5
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.1	0.1

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	0.1	0.1

Stock-based compensation expense	0.3	0.1	0.1	0.2	2.1	2.8
Depreciation and amortization	4.6	0.6	0.7	3.7	0.5	10.1
Interest expense, net	—	—	—	—	6.5	6.5
Profit on disposal of trade and assets	(0.9)	—	—	—	—	(0.9)
Other finance expenses / (income)	—	—	—	—	(0.3)	(0.3)
Income tax	—	—	—	—	0.1	0.1
Adjusted EBITDA	$10.8	$9.4	$2.9	$2.5	$(5.5)	$20.1

Adjusted EBITDA	£8.1	£7.0	£2.2	£1.9	£(4.1)	£15.0

Exchange rate - $ to £						1.34

Three Months Ended March 31, 2021

(In millions)	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
Net gain (loss)	$(3.6)	$3.7	$2.6	$(7.7)	$(11.7)	$(16.7)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.2	0.2

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	1.4	1.4

Stock-based compensation expense	0.2	0.1	0.1	0.1	0.9	1.4

Depreciation and amortization	6.6	1.1	0.7	4.2	0.5	13.1
Interest expense, net	—	—	—	—	8.6	8.6
Change in fair value of warrant liability	—	—	—	—	3.0	3.0
Other finance expenses (income)	—	—	—	—	(6.4)	(6.4)
Income tax	—	—	—	—	(0.7)	(0.7)
Adjusted EBITDA	$3.2	$4.9	$3.4	$(3.4)	$(4.2)	$3.9

Adjusted EBITDA	£2.3	£3.6	£2.5	£(2.5)	£(3.1)	£2.8

Exchange rate - $ to £						1.37

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(Unaudited)

Three Months Ended March 31, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$21.1	$11.6	$5.3	$19.0	$—	$57.0
Product sales	3.0	—	—	0.6	—	3.6
Total revenue	24.1	11.6	5.3	19.6	—	60.6
Cost of sales, excluding depreciation and amortization:
Cost of service	(4.7)	(0.6)	(1.0)	(5.5)	—	(11.8)
Cost of product sales	(1.8)	—	—	(0.3)	—	(2.1)
Selling, general and administrative expenses	(6.8)	(1.6)	(1.4)	(11.3)	(5.7)	(26.8)
Stock-based compensation expense	(0.3)	(0.1)	(0.1)	(0.2)	(2.1)	(2.8)
Acquisition and integration related transaction expenses	(0.1)	—	—	—	—	(0.1)
Depreciation and amortization	(4.6)	(0.6)	(0.7)	(3.7)	(0.5)	(10.1)
Segment operating income (loss)	5. 8	8.7	2.1	(1.4)	(8.3)	6.9

Net operating income						$6.9

Total capital expenditures for the three months ended March 31, 2022	$3.4	$0.9	$1.2	$4.0	$1.2	$10.7

Three Months Ended March 31, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$5.6	$6.3	$5.2	$—	$—	$17.1
Product sales	5.2	—	—	0.5	—	5.7
Total revenue	10.8	6.3	5.2	0.5	—	22.8
Cost of sales, excluding depreciation and amortization:
Cost of service	(0.6)	(0.3)	(0.8)	(0.4)	—	(2.1)
Cost of product sales	(2.9)	—	—	(0.3)	—	(3.2)
Selling, general and administrative expenses	(4.1)	(1.1)	(1.0)	(3.2)	(4.4)	(13.8)
Stock-based compensation expense	(0.2)	(0.1)	(0.1)	(0.1)	(0.9)	(1.4)
Acquisition and integration related transaction expenses	—	—	—	—	(1.4)	(1.4)
Depreciation and amortization	(6.6)	(1.1)	(0.7)	(4.2)	(0.5)	(13.1)
Segment operating income (loss)	(3.6)	3.7	2.6	(7.7)	(7.2)	(12.2)

Net operating income						$(12.2)

Total capital expenditures for the three months ended March 31, 2021	$1.2	$0.8	$0.9	$3.1	$0.2	$6.2

Scheduled Online Virtual Sports and Interactive Total Revenue

	Three Months Ended
	31-Mar		Change
(In millions of GBP)	2022	2021	%
Online Revenue
Total Revenue £’m - Online Virtuals	£6.3	£3.9	61%
Total Revenue £’m – Interactive	£3.9	£3.8	5%
Total Revenue £’m – Online Virtuals and Interactive	£10.2	£7.7	32%

in millions of USD	$13.7	$10.7	29%

Exchange Rate - $ to £	1.34	1.38